True Leaf Signs First Customer to Path-to-Market Program for Micro-Cultivators

Backwoods BC Bud signs onto first-of-a-kind program that will offer the services craft cannabis growers need to enter the retail market

September 28, 2021 - Vernon, B.C. - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("True Leaf" or the "Company"), in a memorandum of understanding ("MOU") dated for reference September 15, 2021, has signed Backwoods BC Bud to its new path-to-market program for micro-cultivators. The program will offer quality assurance and regulatory guidance, microbial remediation, craft-compliant hand packaging lines, and national distribution support.

To launch the program, True Leaf is teaming up with one of Canada's leading female master growers. Tara Kirkpatrick owns and operates Backwoods BC Bud, a Prince George-based micro-cultivation heritage farm.

"True Leaf is thrilled to kick off our new program with Tara and her team at Backwoods BC Bud," said Darcy Bomford, CEO of True Leaf. "We look forward to nurturing more relationships with the craft cannabis community as we secure clients for our path-to-market services at our Lumby facility."

"True Leaf's path-to-market program is a solution to the many restrictions and obstacles which prevent micro-cultivators from bringing their products to market," said Tara Kirkpatrick, owner of Backwoods BC Bud. "True Leaf's services and expertise will provide us with an efficient and economical path to market so we can focus on doing what we love - growing craft cannabis."

"It is our opinion that micro-class licensing represents the fastest-growing segment within the federal system," said Andrew Gordon, Vice President of Strategic Growth at True Leaf. "There are now more than 50 micro-cultivators licensed in British Columbia, over 200 across Canada, with hundreds more in the queue."

Andrew continued, "It is our observation consumer demand is high for locally sourced, craft-grown products, but small-scale growers are still facing tremendous challenges getting their products listed and on the shelf in retail stores across Canada. True Leaf's path-to-market program represents an innovative solution that creates appealing and sustainable economic opportunities for the craft cannabis community."

The MOU provides for the parties to share in the resulting gross profits generated by sales of Backwoods BC Bud products. As a result, the monetary value of the MOU is unknown at this time. The MOU terminates on the earlier of the execution of a definitive agreement replacing the MOU, mutual agreement of the parties, or December 31, 2021.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 19,500 square foot facility in Lumby, British Columbia, and offer a full suite of in-house processing services to the craft cannabis community.

To learn more, visit www.trueleafbrands.com.

Investor Contact:

Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
1 (250) 275-6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion and timing for the two-batch amendment from Health Canada, license to sell cannabis products in retail stores, and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not Andrew Gordon will successfully complete the security clearance process and obtain Health Canada approval, whether or not the Company obtains a federal sales license from Health Canada, the impact of general business, economic, competitive, geopolitical, and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.